Exhibit 16.1


June 18, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the four paragraphs of Item 4 included in the Form 8-K dated June 18, 2002 of Haemonetics Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

S/Arthur Andersen LLP

cc: Mr. Ron Ryan, Senior Vice President and Chief Financial Officer
    Haemonetics Corporation.